Exhibit 3.251

CERTIFICATE OF FORMATION

OF

MADE OF STONE LLC

1. The name of the limited liability company is Made of Stone LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Made of Stone LLC this 5th day of March, 2009.

/s/ Paul M. Robinson
Paul M. Robinson
AUTHORIZED PERSON